EXHIBIT 23.1



INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of First Team Automotive Corp. on Form S-1 of our reports dated May 9, 1997 (relating to the combined financial statements of First Team Automotive Corp.), dated April 25, 1997 (relating to the financial statements of Bill Graham Ford Company, Inc.), and dated May 9, 1997 (relating to the financial statements of Royal Jeep Eagle Chrysler-Plymouth, Inc.), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Combined Financial Data" and "Experts" in such Prospectus.



DELOITTE & TOUCHE LLP

Orlando, Florida

June 9, 1997